SP FUNDS TRUST 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 5 and Amendment No. 8 to the Registration Statement on Form N-1A of SP Funds Trust and to the use of our report dated December 30, 2025 on the financial statements and financial highlights of SP Funds S&P Global Technology ETF, SP Funds S&P World (ex-US) ETF, SP Funds 2030 Target Date Fund, SP Funds 2040 Target Date Fund and SP Funds 2050 Target Date Fund, each a series of SP Funds Trust. Such financial statements and financial highlights appear in the 2025 Annual Financial Statements in Form N-CSR which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 26, 2026